September 30, 1995 UNAUDITED

CROMPTON & KNOWLES CORPORATION AND SUBSIDIARIES
Consolidated Balance Sheets
September 30, 1995 and December 31, 1994
(In thousands)

                                       September 30,     December 31
                                          1995              1994
 ASSETS
 CURRENT ASSETS
 Cash                                 $     2,913       $     1,832
 Accounts receivable                      110,723            81,859
 Inventories                              162,367           157,356
 Other current assets                      27,920            19,610
     Total current assets                 303,923           260,657
 NON-CURRENT ASSETS
 Property, plant and equipment            124,864           117,105
 Cost in excess of acquired net assets     50,453            43,429
 Other assets                              11,412            11,137
                                      $   490,652       $   432,328


 LIABILITIES AND STOCKHOLDERS' EQUITY
 CURRENT LIABILITIES
 Notes payable                        $    68,943       $    39,670
 Accounts payable                          48,916            47,000
 Accrued expenses                          31,232            33,369
 Income taxes payable                       3,993             4,138
 Other current liabilities                 17,754            14,865
     Total current liabilities            170,838           139,042
 NON-CURRENT LIABILITIES
 Long-term debt                            64,000            54,000
 Accrued postretirement liability           8,011             8,698
 Deferred income taxes                      7,011             6,681
     Total non-current liabilities         79,022            69,379
 STOCKHOLDERS' EQUITY
 Common stock                               5,336             5,336
 Additional paid-in capital                60,078            62,241
 Retained earnings                        233,435           218,837
 Accumulated translation adjustment         6,677             1,858
 Treasury stock at cost                   (62,350)          (54,213)
 Deferred compensation                     (2,384)          (10,152)
     Total stockholders' equity           240,792           223,907

                                      $   490,652       $   432,328

See accompanying notes to the consolidated financial statements.
                               - 3 -